Exhibit 10.8

May 22, 2003

Thomas J. Shea

950 Eastwood Place

Los Altos, CA 94024

Dear Tom:

On behalf of Roxio, Inc. (the “Company” or “Roxio”), I am pleased to offer you the position of President and Chief Operating Officer, Roxio for the Company effective as of May 19, 2003.

Your initial base salary will be $350,000.00 annually. You will be eligible to participate in the annual bonus program with targeted payout of 50% of your base salary dependent upon your performance and that of the Company. You will also receive an automobile allowance of $650 per month, a Company-paid annual physical examination, a health subsidy and financial planning assistance up to $2500 (net) per year.

Roxio may terminate your employment and this agreement at any time. You may terminate your employment and this agreement at any time. If Roxio or its successor terminates your employment and this agreement for Cause (as defined below), or if you quit, you will not be entitled to severance benefits. If Roxio or its successor terminates your employment and this agreement without Cause, you will be entitled to the severance benefits described below. In no event will you be entitled to severance benefits if your employment terminates or is terminated due to your death or total disability. The severance benefits referred to above will be composed of the following: (a) Roxio will promptly pay you in cash a lump sum severance payment equal to 100% of your annualized base salary, (b) 25% of your Roxio stock options outstanding immediately prior to the termination of your employment will vest, (c) the exercise period for your Roxio stock options will be extended to one (1) year from the date of termination, and (d) you will be entitled to continued coverage in the Company’s welfare benefit plans for the twelve-month period following your termination (or the Company will provide you with similar coverage). For this purpose, “Cause” means that you have been grossly negligent in the performance of your duties for Roxio, or you have engaged in willful misconduct, or you have been convicted of a felony or any crime involving moral turpitude. Nothing in this paragraph is intended to supercede the automatic acceleration of your options upon a change of control pursuant to Roxio’s stock option plans.

Thomas J. Shea Employment Agreement

May 22, 2003

Termination without Cause will include constructive termination in the event that you resign from the Company for “Good Reason.” “Good Reason” shall mean that you, without your consent, have: (i) incurred a material reduction in your title, status, authority or responsibility; (ii) incurred a reduction in your base compensation; (iii) been notified that your principal place of work will be relocated by a distance of fifty (50) miles or more; or (iv) been required to work more than ten (10) days per month outside of your principal offices for a six (6) month continuous period.

Your employment with Roxio and this agreement may be terminated at any time “for cause,” which shall include any one or more of the following reasons:

1.	Refusal or unwillingness to perform material duties in good faith, neglect or failure to substantially perform the duties of the Chief Operating Officer position, if not remedied to the satisfaction of Roxio’s CEO or his designee, after written notice of such need has been given to you by Roxio’s CEO or his designee;
2.	Conviction of a felony or other crime involving moral turpitude, dishonesty, willful misconduct, misappropriation of funds, habitual insobriety or illegal drug use;
3.	Substance abuse or any other action involving willful or deliberate malfeasance or gross negligence in the performance of your duties and responsibilities, or any conduct or act which brings public disrespect, contempt or ridicule upon Roxio;
4.	A deliberate or serious violation of any law, rule, regulation, constitutional provision, or Roxio policy or procedure, or local, state or federal law, which violation, may, in the sole judgment of Roxio’s CEO or his designee constitute justification for termination;
5.	Prolonged absence from duties without the consent and approval of Roxio’s CEO or his designee, including but not limited to your permanent disability which in the sole discretion of the CEO or his designee, constitutes justification for termination;
6.	Your death.

In the event that Roxio exercises its option to terminate your employment “for cause,” you shall be entitled only to the unpaid salary and unused vacation benefits which been accrued on your behalf. You shall be entitled to no other compensation, benefits or severance payments of any kind in the event your employment is terminated “for cause.” Should you be terminated “for cause,” Roxio shall provide you with a written statement detailing such cause.

You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an “employment at will” relationship.

Thomas J. Shea Employment Agreement

May 22, 2003

Please sign this letter, indicating acceptance of this offer, and return to me.

Tom, we are pleased to have you as a member of the team and are confident you will continue to make a major contribution to our success.

Sincerely,

/s/ Wm. Christopher Gorog

Wm. Christopher Gorog

Chief Executive Officer and Chairman of the Board

Accepted:	/s/ Thomas J. Shea
Thomas J. Shea